SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant       Filed by a Party other than the Registrant

Check the appropriate box:

	Preliminary Proxy Statement

	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

	Definitive Proxy Statement

☑	Definitive Additional Materials

	Soliciting Material Under Rule 14a-12

NYSE Euronext

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

	No fee required. (See explanatory note below)

	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

	Fee paid previously with preliminary materials.



Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Safe Harbor Statement

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Börse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Börse AG shares held by U.S. holders. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus, the offering prospectus, the offer document and published additional accompanying information in connection with the exchange offer regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus, the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s website at www.nyse.com. The offer document and published additional accompanying information in connection with the exchange offer are available at Holding’s website at www.global-exchange-operator.com.  Holders of Deutsche Börse shares who have accepted the exchange offer have certain withdrawal rights which are set forth in the offer document.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Börse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. The exchange offer and the exchange offer document shall not constitute an issuance, publication or public advertising of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, United Kingdom of Great Britain and Northern Ireland and the United States of America.  The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the exchange offer will not be made directly or indirectly in or into Japan, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce or any facility of a national securities exchange of Japan. Accordingly, copies of this announcement or any accompanying documents may not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Japan.

The shares of Holding have not been, and will not be, registered under the applicable securities laws of Japan. Accordingly, subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the shares of Holding may not be offered or sold within Japan, or to or for the account or benefit of any person in Japan.

Participants in the Solicitation

NYSE Euronext, Deutsche Börse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

DEUTSCHE BÖRSE AG AND NYSE EURONEXT PRESENT AT SANDLER O'NEILL 2011 GLOBAL EXCHANGE & BROKERAGE CONFERENCE

Reiterate Benefits of Strategic Combination to Create the World’s Premier Global Exchange Group and Deliver Long-Term Value to Shareholders

FRANKFURT and NEW YORK, June 10, 2011 - Deutsche Börse AG (XETRA: DB1) and NYSE Euronext (NYSE: NYX) announced that Reto Francioni, Chief Executive Officer of Deutsche Börse, and Duncan L. Niederauer, Chief Executive Officer of NYSE Euronext, today delivered a joint presentation at the Sandler O’Neill + Partners, L.P. Global Exchange and Brokerage Conference.

“We are confident that the financial benefits and long-term growth potential made possible by the combination of Deutsche Börse and NYSE Euronext will deliver significant benefits to all stakeholders,” said Reto Francioni, CEO of Deutsche Börse. “By bringing together two of the world’s most respected and successful exchange operators, this transaction will uniquely position the combined company to address the needs of the global capital markets. We look forward to providing customers with unparalleled access to markets, products, information and world-class technology and clearing services.”

“We are truly excited about the strength of the integrated business model that we will have as a combined company,” said Duncan L. Niederauer, CEO of NYSE Euronext. “The combination of our businesses will give us the scale to deliver growth and synergies for our shareholders and capital and operational efficiencies for our customers. As we jointly work towards the completion of the transaction, we are confident that the combined entity will drive superior shareholder value.”

The combined company will have the financial strength and innovative capabilities to address the needs of today’s global marketplace, and will offer clients global scale, product innovation, operational and capital efficiencies, and an enhanced range of technology and market information solutions.

The combination of Deutsche Börse / NYSE Euronext offers:

•         compelling industrial logic based on the shared vision that is consistent with the long-term strategy of both companies;

•         a business that preserves competition and delivers clear benefits to customers;

•         the potential for superior cash flow generation and a credit profile and balance sheet that will provide financial flexibility to invest, grow and innovate;

•         specific, clearly identified synergies of €550 million ($798 million), including €400 million ($580 million) in full run-rate cost savings and €150 million ($218 million) in revenue enhancements; and

•         a clear path to value creation for shareholders.

As previously announced on June 7, 2011, Deutsche Börse and NYSE Euronext have recommended to the Board of Directors of the holding company of the combined group, Alpha Beta Netherlands Holding N.V. (“Holdco”), to pay a one-time special dividend of €2.00 per Holdco share from Holdco’s capital reserves shortly after closing of the proposed combination of Deutsche Börse and NYSE Euronext. The cash distribution is subject to certain approvals and conditions being met, including the approval of the Supervisory Board of Deutsche Börse and the Board of Directors of NYSE Euronext, which are both scheduled for June 16, 2011, as well as the Board of Directors of Holdco post-closing of the transaction.

The NYSE Euronext Board of Directors has scheduled a special meeting of stockholders on July 7, 2011 at which they will ask the NYSE Euronext stockholders to vote to approve the proposed combination with Deutsche Börse. The acceptance period during which shareholders of Deutsche Börse can tender their shares in exchange for shares in Holdco will end on July 13, 2011.

The transaction is subject to approval by holders of a majority of the outstanding shares of NYSE Euronext common stock and to a 75% acceptance level of the exchange offer to Deutsche Börse shareholders as well as approval by the relevant competition and financial, securities and other regulatory authorities in the U.S. and Europe, and other customary closing conditions. The transaction is expected to close at the end of 2011.

The complete investor presentation can be downloaded from the Deutsche Börse website at www.deutsche-boerse.com, from the NYSE Euronext website at www.nyse.com, or from the SEC website at www.sec.gov.

Media Contacts:

For Deutsche Boerse:                                     For NYSE Euronext:

Rüdiger Assion                  +49.69.211.15004       Robert Rendine                                     +1.212.656.2180

Frank Herkenhoff              +49.69.211.13480       Rich Adamonis                                     +1.212.656.2140

Hering Schuppener Consulting:                     Sard Verbinnen & Co.:

Alexander Geiser                                               George Sard

Simon Steiner                    +49.69.92.18.740        Paul Verbinnen                                    +1.212.687.8080

Joele Frank, Wilkinson Brimmer Katcher:

Steve Frankel
+1.212.355.4449 x 119

Investor Contacts:
For Deutsche Boerse                                      For NYSE Euronext

Eric Mueller                      +49.69.21114930        Stephen Davidson                                +1.212.656.2183

Jan Strecker                      +49.69.21115474

Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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CNBC :  Duncan Niederauer interview from Sandler O'Neill Conference with Bob Pisani, and Simon Hobbs/ Melissa Lee questions

Date:6/10/2011 10:14:51 AM - 10:24:51 AM

BP: And of course we are at the Sandler O’Neil conference discussing all the new exchanges down here and all the 600 investment professionals. You know Duncan Niederauer CEO of the NYSE. The deal is coming up, the Deutsche Börse deal; July 7th is the shareholder vote. Are we going to have regulatory approval by then?

DN: No, and we said from the beginning we wouldn't have all the requisite approvals we would need probably till later in the year. I think there we have messaged all of the shareholders why the votes have to take place in July. It has a lot to do with the M&A laws in Europe, and we've been giving people as much transparency around the regulatory process as we can but making it clear we will have the approvals probably Q4.

BP: You just announced special dividend for Deutsche Börse and the NYSE shareholders. I'm sure you're counting the votes right now. How do you feel about the count?

DN: So far, so good, we think we had a lot of momentum already and the news this week of not only the special dividend for the NewCo shareholders, but also the announcement of the Eurex side of cleaning up the J.V. early with the Swiss, both very positively received by shareholders and now all the meetings we're having at this conference and that we've had this week are focused on already looking forward to the integration process and the approval process. So, we're feeling pretty good about the vote right now.

BP: Let me ask you about new business, Charles Lee gave a very well received presentation on, of course from the Hong Kong stock exchange and how he is capturing more of the global IPO business. What do you do when you compete against a Charles Lee?

DN: Charles and I just spent some time together a couple of weeks ago when I was out in Asia. and I think the 2011 story has been very much as it was in 2010, an Asia/U.S. story. I think Europe is start to go show signs of coming back, but if you look at the stats for 2010 and 2011, Hong Kong and the NYSE have been the two leading exchanges for IPOs for the last 15 to 18 months.

BP: I asked Mr. Lee a very interesting question about irregular accounting practices of Chinese companies and how it's caused a bit of a flutter here in the United States. He said some of those companies would not have passed muster in Hong Kong. What is he trying to say here?

 DN: I think what he's probably referencing; we talked about this a few weeks ago, a lot of the Chinese companies that are listed this is U.S. came about a few years ago through the reverse merger process. I think a lot of those companies probably wouldn’t pass muster today and wouldn’t have passed muster on the NYSE either. Where Charles and I probably disagree is more is these other companies more in the online space, the social media space, I think their disclosures are quite consistent with our rules and regulations and I think they probably would have passed muster in Hong Kong too.

 BP: Simon has a question.

SH: Melissa wanted to come through on that.

ML: On this point Duncan, I am wondering if you are seeing some sort of fallout from this. There was an article in the Wall Street Journal a couple weeks back highlighting the discount in premium. Chinese companies are seeing here in the United States in general, even if they are not accused of any sort of  scandal at all simply because they're listed here and there are questions about the standards here. Are you seeing that at the NYSE?

DN:  Not really, and I think you can explain the multiple difference pretty easily. It goes to the demographics in my mind of the market participants in each region. The Chinese market in particular is still very much a retail market. There's not a big mutual fund business. It’s very much a fledgling operation.  It’s not a institutional market yet.

ML:  The comparison evaluations were the Hong Kong exchange versus the Nasdaq for similar companies and similar businesses.

DN: Right, and I think that the Hong Kong market is certainly an international market, so that it’s a little harder one to explain. I do think the market here is a lot more developed and you find that these company trade at multiples consistent with their peers here more than their peers in Asia. And I think that's something that over time will converge. But it's the same thing. Look at the Hong Kong stock exchange's multiple compared to our or any other exchange it’s nearly twice ours, so I think that's consistent.

ML: Duncan, I’ve been hearing the phrase regulatory arbitrage a lot recently.  Are companies telling you excessive regulations in the US. or in even Europe are a barrier to their listings and that being a reason for them going elsewhere?

DN: No. the you can see the results in 2010 and 2011. We were number two or three last year right behind Hong Kong and Shanghai. We’re number one year to date this year or close to it if we're still not number one. So that's not a pro problem, and I think as long as the underlying market hang in there, we'll hold our own. Keep in mind, however, most of the issuance, as I’m sure you talked to Charles about, most of issuance is destine to come from the emerging markets. That's just a fact of life, and I think if we're holding our own on the global stage, that's a very positive sign.

SH: Can I ask you about the special dividends that you've announced if the deal goes through with Deutsche Börse which in total is worth $910 million that you'll dole out if the deal goes through. I would have thought, sir, that you were worth more than that. If the deal is such a great deal and you were arguing it so well behind closed doors, why do you have to come through with a cheap short-term measure like that?

DN: Well, first of all, Simon, we didn't think it was a short-term measure, nor did we think it was cheap, and I think if you combine that with the announcement we made investing a similar amount of money to taking down the 15% of Euronext the DB didn't already own. Call it somewhere between 1.5 and 2 billion U.S, we thought the combination of the two was a great example saying, hey, as we get into Newco in 2012, here is an opportunity to create short-term shareholder value by paying a special dividend. It was more or less equivalent to each of our company's annual dividend. Secondly, the Eurex step was creating medium- and long-term shareholder value, which is exactly what we have been telling shareholders we would do. Our view was we had the momentum. We didn't feel we needed to do either one of those things, but we had an opportunity to do both, so why not seize the moment?

BP: Let's talk about the trading environment. No matter what you’re looking at—High frequency traders, the retail, the institutional—the volumes are terrible. Can you tell us what's going on and what make it might change or turn that around?

DN: I don't know what the catalyst would be but there is always an unexpected catalyst to change it, but right now you have historically low volatility. You have Citigroup doing the reverse split which took some of the volume out of the market. As you and I were talking off camera before we came on, you know, I think the high frequency business became such a big part of the U.S. market that it became a crowded trade and the high frequently players we talk to are now migrating to other markets, other asset classes, etc. A, our volumes have held up pretty well outside the U.S. so I think the volume issue is largely a U.S. story, and B as we look forward to NewCo much more diversified business, much less volume dependent, but I think the U.S. volumes are going to be pretty new to the summer, it feels like.

BP:  Duncan Niederauer, always a pleasure. We'll be following that vote coming up with that merger.

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Blog post to NYSE Euronext “Exchanges” Blog

Five Benefits of Combination of Deutsche Börse AG and NYSE Euronext

Deutsche Börse AG and NYSE Euronext just issued a joint press release following the presentation by our respective CEOs at the Sandler O’Neill Global Exchange & Brokerage Conference.

What’s this merger all about?  Here are some of the benefits cited in the release:

“The combination of Deutsche Börse and NYSE Euronext offers:

• compelling industrial logic based on the shared vision that is consistent with the long-term strategy of both companies;

• a business that preserves competition and delivers clear benefits to customers;

• the potential for superior cash flow generation and a credit profile and balance sheet that will provide financial flexibility to invest, grow and innovate;

• specific, clearly identified synergies of €550 million ($798 million), including €400 million ($580 million) in full run-rate cost savings and €150 million ($218 million) in revenue enhancements; and

• a clear path to value creation for shareholders.”

It also offers an exceptional opportunity to brush up on your merger-law knowledge by reading the…

Safe Harbor Statement

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Börse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Börse AG shares held by U.S. holders. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus, the offering prospectus, the offer document and published additional accompanying information in connection with the exchange offer regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus, the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s website at www.nyse.com. The offer document and published additional accompanying information in connection with the exchange offer are available at Holding’s website at www.global-exchange-operator.com.  Holders of Deutsche Börse shares who have accepted the exchange offer have certain withdrawal rights which are set forth in the offer document.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Börse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. The exchange offer and the exchange offer document shall not constitute an issuance, publication or public advertising of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, United Kingdom of Great Britain and Northern Ireland and the United States of America.  The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the exchange offer will not be made directly or indirectly in or into Japan, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce or any facility of a national securities exchange of Japan. Accordingly, copies of this announcement or any accompanying documents may not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Japan.

The shares of Holding have not been, and will not be, registered under the applicable securities laws of Japan. Accordingly, subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the shares of Holding may not be offered or sold within Japan, or to or for the account or benefit of any person in Japan.

Participants in the Solicitation

NYSE Euronext, Deutsche Börse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.